CERTIFICATE OF POWERS, DESIGNATIONS,
                          PREFERENCES AND RIGHTS OF THE
                           CONVERTIBLE PREFERRED STOCK
                            PAR VALUE $0.01 PER SHARE
                                       OF
                                e-Notes.Com, Inc.

     e-Notes.Com, Inc., a corporation organized and existing under the laws and State of Delaware (the "Corporation"), hereby certifies that the Sole Director of the Corporation by written consent dated March 24, 1999 duly adopted the following resolutions:

     WHEREAS, the Sole Director of the Corporation is authorized, within the limitations and restrictions set forth in the Certificate of Incorporation of the Corporation ("Certificate of Incorporation"), to fix by resolution or resolutions the designation of each series of preferred stock, $0.01 par value per share ("Preferred Stock"), the number of shares constituting such series and the relative rights, preferences and limitations thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware;

     WHEREAS, it is the desire of the Sole Director of the Corporation to authorize a series of Preferred Stock to be designated "Convertible Preferred Stock" and the number of shares constituting such series.

     NOW, THEREFORE, BE IT RESOLVED that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation there is created a series of Preferred Stock consisting of Five Million (5,000,000) shares of Convertible Preferred Stock, par value $0.01 per share.

     1. Designation and Number of Shares. The designation of such series of Preferred Stock, par value $0.01 per share, authorized by this resolution shall be Convertible Preferred Stock (the "Preferred Stock"). The maximum number of shares of the Preferred Stock shall be Five Million (5,000,000), which number may be decreased (but not increased) by the Board of Directors without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Preferred Stock and shares of Preferred Stock issuable on exercise of existing options or other rights to purchase Preferred Stock or otherwise acquire shares of Preferred Stock from the Corporation. The Preferred Stock shall have a stated value of $1 per share (the "Issue Price") and shall rank senior to the $0.01 par value common stock ("Common Stock") of the Corporation with respect to the distribution of assets upon liquidation, dissolution or winding up.

     2. Dividends. The holders of Preferred Stock shall not be entitled to any dividend preference but shall instead share ratably with the holders of the Corporation's Common Stock in all dividends that are or may be declared by the Board of Directors at a time when shares of Preferred Stock remain outstanding. For purposes of calculating the dividends, if any, payable to the holders of Preferred Stock, the Corporation shall, as of the record date for the determination of the shareholders entitled to receive such dividend, determine the number of shares of Common Stock that would be issuable if the Preferred Stock had been converted into Common Stock immediately prior to the record date, and then determine the per share dividend payable to holders of Preferred Stock.

     3. Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to shares of the Preferred Stock as to liquidation, a liquidating distribution as to each share in an amount equal to the Issue Price. If upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to shares of the Preferred Stock are not paid in full, the holders of shares of the Preferred Stock will share ratably in such distribution of assets of the Corporation in proportion to the full respective preferential rights to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will share proportionally with the holders of shares of Common Stock in any additional distribution of Corporation assets.

     4. Voting Rights. The holders of Preferred Stock shall (a) be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions hereof as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited, (b) have voting rights and powers equal to the voting rights and powers of the Common Stock, and (c) be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided herein or required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as a single class and not as separate classes.

     5. Conversion of Preferred Stock. Subject to the following provisions, each share of Preferred Stock shall be convertible at any time after the initial issuance of the Preferred Stock into one share of Common Stock:

      (a) No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock and in lieu thereof, the holder shall be paid cash for the value of the fractional Share, based upon the last reported sale price of one share of Common Stock on the business day immediately preceding the date of conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed for each Share to be converted, at the office of the Corporation or of any transfer agent for the Corporation and he shall give at least three (3) business days prior written notice to the Corporation at such office that he elects to convert the same, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock, to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Shares, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Except as set forth in this Section 5, such conversion shall be deemed to have been made immediately prior to the close of business on the day of the delivery of the certificate for the Preferred Stock and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate so surrendered for conversion, the Corporation shall issue and deliver to the holder a new certificate representing the number of unconverted Shares.

     In the case of any share of Preferred Stock which is converted at a time when any dividend on the Preferred Stock has been declared but not paid, such dividend shall be payable on the date of conversion and shall not be convertible as otherwise provided herein.

     If more than one certificate representing shares of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.

     (b)    Adjustments to Conversion Ratio.

         (i) Stock Splits and Subdivisions. If, after the date of the first issuance of shares of Preferred Stock, the Corporation issues additional shares of Common Stock, by reason of a split in the number of outstanding shares of Common Stock into a greater number of shares of Common Stock or by reason of a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such split or subdivision shall, currently with the effectiveness of such split or subdivision, be proportionately increased.

         (ii) Adjustments for Combinations or Consolidation of Common Stock. In the event that the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

         (iii) Adjustments for Merger or Reorganization, etc. In the case of any merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation into another corporation in which the shareholders of the Corporation are to receive cash, securities or other consideration for their shares, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such merger or conveyance would have been entitled upon such merger or conveyance.

         (iv) Adjustments for Unauthorized Stock Issuances. In the event that the Corporation shall, subsequent to the date hereof and at any time prior to the completion of an underwritten secondary offering of Common Stock which has been registered under the Securities Act of 1933, as amended, effect a sale of Common Stock, securities convertible into common stock, or rights to purchase Common Stock which has not been expressly approved in writing by a majority in interest of the holders of Preferred Stock or their elected representatives, then the number of shares of Common Stock issuable upon conversion of the Preferred Stock after the date of such unauthorized issuance shall be determined by (a) dividing the number of shares of Common Stock outstanding after such issuance (assuming full exercise of any and all conversion rights associated therewith) by the number of shares of Common Stock outstanding immediately before such issuance, and (b) multiplying the product so calculated by the Conversion Ratio in effect immediately before such issuance.

         (v) Conversion Price Adjustment Cap. Notwithstanding the foregoing provisions, no adjustment in the Conversion Price will be made until all accumulated adjustments to the Conversion Price are equal to 1% or more of the Conversion Price immediately preceding the date of the most recent prior adjustment. Any adjustments to the Conversion Price not made effective shall be carried forward and added to the next adjustment to the Conversion Price.

         (vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
         Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect, and (iii) the number of shares of Common Stock and Warrants, if any, which would be received by the holder upon conversion of shares of Preferred stock.

     (c) The Corporation shall pay any and all documentary stamp and other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

     (d) The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Preferred Stock.

     (e) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

     (f) Upon conversion of any shares of Preferred Stock into Common Stock, said converted shares shall not thereafter be reissued by the Corporation as shares of Preferred Stock but shall instead be restored to the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

     6. Automatic Conversion Preferred Stock. If, at any time after the first issuance of the Preferred Stock, the Corporation successfully completes and closes on an underwritten secondary offering of Common Stock which has been (a) approved in writing by a majority in interest of the holders of Preferred Stock or their elected representatives, and (b) registered under the Securities Act of 1933, as amended, all shares of Preferred Stock then outstanding shall immediately and automatically without further notice be converted into shares of Common Stock with the same effect and the same result as if an optional conversion occurred as described in Section 5.

     7. Registration Rights.

     (a) If at any time or times after the date hereof, the Corporation determines to file a registration statement under the Securities Act relating to a proposed sale to the public by the Corporation of shares of Common Stock (but excluding registrations on Form S-4 or Form S-8 or similar forms hereafter in effect), the Corporation shall:

         (i) promptly give to each holder of Preferred Stock a written notice thereof (which will include a list of the jurisdictions in which the Corporation intends to attempt to qualify such securities under the applicable blue sky or other state securities laws, the proposed offering price, and the plan of distribution);

         (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Common Stock specified in a written notice to the Corporation by any holder of Preferred Stock; and

(iii) use its best efforts to cause the managing underwriter or underwriters of such proposed underwritten offering to permit the Common Stock requested to be included in the Registration Statement for such offering to be included on the same terms and conditions as any similar securities of the Corporation included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver a written opinion to the holders of Preferred Stock that marketing considerations require a limitation in the number of shares of Common Stock offered pursuant to any Registration Statement filed under this Section, then, subject to the advice of said managing underwriter or underwriters as to the size and composition of the offering, such limitation shall be imposed ratably among the holders of Preferred Stock requesting registration.

     (b) The Corporation hereby agrees that upon the written request of a holder or holders of 50% or more of the aggregate number of Shares, which have been or could be issued or are issuable upon conversion of the Preferred Stock, it will use its best efforts to effect the registration under the Act of any such shares; provided, however, that such request shall not be made until 180 days after the effective date of any registration statement for a public offering of securities by the Corporation where the holder was afforded an opportunity to sell shares of Preferred Stock pursuant to the Piggy-back Registration rights set forth in sub-paragraph (a) of this
     Section 7. Such registration is herein sometimes referred to as the "Demand Registration." In connection with such Demand Registration, the Corporation will give written notice (a "Notice of Registration") to all of the holders, of its intent to effect the Demand Registration under the Act of the Shares. The holders shall then provide the Corporation, within 15 days after the giving of the Notice of Registration, a written response which shall specify the number of Shares to be registered and the intended method of disposition thereof. The Corporation shall not be required to effect more than two Demand Registrations under this Section 8. It is understood and agreed that the Corporation's obligation to register the Shares hereunder may be fulfilled by either a Corporation-sponsored "shelf" registration or through an underwritten public offering and that if participation in either one of such types of registration is offered to the holders, and that if a holder shall be offered the ability to, and shall decline to participate in such Registration, such offer and declination shall be deemed to constitute a waiver of one of the two registration rights granted hereunder.

     (c) All references to Preferred Stock in this Section 7 shall include the shares of Common Stock and other securities issued or issuable upon conversion thereof or with respect thereto.

     8. Status of Reacquired Shares of Preferred Stock. Shares of Preferred Stock issued and reacquired by the Corporation (including shares of Preferred Stock which have been converted into shares of Common Stock) shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

     9. Fractional Shares. In the event the holder of Preferred Stock shall be entitled to receive a fractional interest in a share of Preferred Stock or a fractional interest in a share of Common Stock, except as otherwise provided herein, the Corporation shall deliver cash in the amount of the fair market value of such fractional interest.

     10. Preemptive Rights. The holders of Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation unless such rights are granted to holders of Common Stock.

     11. Notices. Any notice required by the provisions of the foregoing paragraphs to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     12. Amendments. Upon receiving the consent of the holders of at least two-thirds of the Preferred Stock then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of Preferred Stock.

     THE UNDERSIGNED president and Secretary of e-Notes.Com, Inc., hereby make this certificate, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set their hand this 5th day of April, 1999.

e-Notes.Com, Inc.
a Delaware corporation





By:
      Sally A. Fonner, President                                     Secretary